EXHIBIT 5.1



                                 August 31, 1999




Secure Computing Corporation
One Almaden Blvd., Suite 400
San Jose, California 95113

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:


         We have examined the Amended Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about August 31, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 6,314,979 shares of your common stock (the "Shares"), to be offered for sale for the benefit of certain selling stockholders. The Shares have been issued upon or are issuable upon the conversion of the Company's Series C Preferred stock (the "Series C Preferred") and upon the exercise of Warrants (the "Warrants"), in each case as further described in the Registration Statement. The Shares may be offered and sold from time to time on the Nasdaq National Market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken or proposed to be taken by you in connection with the sale and issuance of the Series C Preferred, the Warrants and the Shares.


         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI